Exhibit 99.1

American Oriental Bioengineering Reports
Third Quarter 2010 Financial Results

 Revenue Continues Double-Digit Growth   -
 Jinji Capsule Named Most Recognized Brand in Women’s Healthcare Products in China  -

New York, November 9, 2010 – American Oriental Bioengineering, Inc. (NYSE: AOB), (the “Company” or “AOBO”), a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over-the-counter (“OTC”) products, today announced financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Financial Performance
In the third quarter of 2010, revenue continued its double-digit growth, increasing 16.1% year over year to $91.5 million from $78.8 million.  The overall increase in sales was supported by the Company’s continuous marketing efforts, new product offerings, as well as further expansion in the rural market.

•
Revenue from pharmaceutical products increased 16.9% to $77.2 million from $66.0 million in the third quarter of 2009. Revenue from prescription pharmaceutical products increased 25.1% to $37.3 million from $29.8 million in the prior year period, primarily due to the double digit increase in sales from the Jinji capsule,  SHL powder, YYQH capsule and the expansion of CCXA generic pharmaceutical products in the rural market.  OTC pharmaceutical products generated $39.8 million in revenue during the third quarter of 2010, representing a 10.1% increase from $36.2 million in the same period of last year, which was driven by the increased sales volume of CCXA and GLP’s generic drugs, and the expansion of HQPL distribution channel.

•
Nutraceutical products generated revenue of approximately $10.3 million in the third quarter of 2010, up 11.4% from $9.2 million in the same period of last year, reflecting increased sales of the Company’s soybean product series.

•	The Company generated $4.1 million from its distribution business, Nuo Hua, in the third quarter of 2010, an increase of 14.4%, primarily due to Nuo Hua’s expanding market coverage.

Gross profit in the third quarter of 2010 increased 7.1% to $47.3 million from $44.1 million in the third quarter of 2009.  Gross margin was 51.7%, compared to 56.0% in the prior year period.  The Company continued its efforts to control margin pressure, which occurred as a result of the combined impact of the increased cost of certain raw materials, the government’s pricing control on EDL drugs, and increased labor costs.

Operating income in the third quarter of 2010 was $9.0 million, compared to $15.0 million in the prior year period.  Selling and marketing expenses were $13.9 million, or 15.2% of total revenue, compared to $12.2 million, or 15.5% of total revenue, in the prior year period.  Advertising expense increased 21.9% to $11.0 million in the third quarter of 2010 from $9.0 million in the prior year period.  General and administrative expenses increased 22.0% to $7.0 million from $5.7 million in the prior year period.  Research and development expenses increased to $4.7 million from $0.9 million in the prior year period, reflecting the Company’s continued efforts in innovation and product life cycle management.

Net income attributable to controlling interest for the third quarter of 2010 was $5.3 million, or $0.07 per diluted share, compared to $10.0 million, or $0.13 per diluted share, in the prior year period.

Nine Months Ended September 30, 2010 Financial Performance

Revenue for the nine months ended September 30, 2010 increased 13.5% to $222.6 million from $196.1 million in the first nine months of 2009.  During the nine months ended September 30, 2010, gross profit was $115.4 million, compared to $114.2 million in the first nine months of 2009.  Operating income in the first nine months of 2010 was $24.4 million, compared to $43.9 million in the first nine months of 2009.  Net income attributable to controlling interest for the first nine months of 2010 was $13.6 million, compared to $29.7 million in the same period of prior year.  In the first nine months of 2010, net income per diluted share was approximately $0.18, compared to $0.39 in the same period of prior year.

Balance Sheet
As of September 30, 2010, the Company had $92.5 million in cash and cash equivalents, compared to $91.1 million as of December 31, 2009.  The Company generated approximately $7.3 million of operating cash flow during the first nine months of 2010.  Working capital was $154.0 million as of September 30, 2010, compared to $130.9 million as of December 31, 2009.

Mr. Tony Liu, Chairman and Chief Executive Officer of American Oriental Bioengineering Inc., commented, “We are very glad to report double digit revenue growth despite continuing macro challenges.  We are also pleased to report that our Jinji Capsule was awarded status as “the  most recognized brand in Women’s Healthcare Products in China” for 2010 by China Pharmaceutical Enterprise Co-operation and Development organization, China Pharmaceutical Research Center of Retailing, and 21 century pharmacy news and retail outlets media.  We will continue our efforts in brand building and further our market penetration in rural areas. In addition, we will continue our efforts in innovation and product life cycle management.”

Conference Call
The Company will hold a conference call at 8:00 am ET on Wednesday, November 10, 2010, to discuss its results.  Listeners may access the call by dialing 1-866-783-2143 or 1-857-350-1602 for international callers, access code: 50172096.  A webcast will also be available through AOB's website at www.bioaobo.com.  A replay of the call will be available through November 17, 2010.  Listeners may access the replay by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 74852306.

About American Oriental Bioengineering, Inc.
American Oriental Bioengineering, Inc. is a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over-the-counter products.

Safe Harbor Statement
Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  The economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission, may cause actual results or events to differ materially from those described in the forward looking statements in this press release.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contact:
ICR, LLC
Christine Duan or Ashley Ammon
646-277-1200

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	SEPTEMBER 30,	DECEMBER 31,
	2010	2009

CURRENT ASSETS
Cash and cash equivalents	$92,456,775	$91,126,486
Restricted Cash	459,617	3,298,379
Accounts and notes receivable, net	80,126,191	57,504,454
Inventories, net	18,027,877	10,015,711
Advances to suppliers and prepaid expenses	8,209,243	13,901,180
Deferred tax assets	799,048	824,451
Other current assets	1,141,107	1,246,647
Total Current Assets	201,219,858	177,917,308

LONG-TERM ASSETS
Property, plant and equipment, net	106,586,480	95,468,265
Land use rights, net	154,271,528	153,604,196
Other long term assets	8,069,583	7,909,086
Construction in progress	24,177,850	28,975,386
Other intangible assets, net	15,578,956	18,695,554
Goodwill	33,164,121	33,164,121
Investments in and advances to equity investments	58,326,603	57,325,887
Deferred tax assets	150,702	134,268
Unamortized financing costs	2,591,477	3,287,694
Total Long-Term Assets	402,917,300	398,564,457

TOTAL ASSETS	$604,137,158	$576,481,765

LIABILITIES AND SHAREHOLDERS’ EQUITY

	SEPTEMBER 30,	DECEMBER 31,
	2010	2009

CURRENT LIABILITIES
Accounts payable	$12,580,972	$7,497,143
Notes payable	459,617	3,392,575
Other payables and accrued expenses	20,899,302	22,320,757
Taxes payable	1,557,206	947,338
Short-term bank loans	6,867,619	10,384,368
Current portion of long-term bank loans	61,221	60,108
Other liabilities	4,656,604	2,199,280
Deferred tax liabilities	164,683	172,473
Total Current Liabilities	47,247,224	46,974,042

LONG-TERM LIABILITIES
Long-term bank loans, net of current portion	697,613	743,957
Deferred tax liabilities	15,762,175	15,961,465
Unrecognized tax benefits	4,459,427	2,746,561
Convertible Notes	115,000,000	115,000,000
Total Long-Term Liabilities	135,919,215	134,451,983
TOTAL LIABILITIES	183,166,439	181,426,025

EQUITY
SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,000,000 shares issued and outstanding at at September 30, 2010 and December 31, 2009, respectively	1,000	1,000
Common stock, $0.001 par value; 150,000,000 shares authorized; 78,590,138 and 78,321,419 shares issued and outstanding at September 30, 2010 and December 31, 2009,respectively.	78,590	78,321
Common stock to be issued	266,000	388,000
Prepaid forward repurchase contract	(29,998,616)	(29,998,616)
Additional paid-in capital	202,582,088	199,829,921
Retained earnings (the restricted portion of retained earnings is $23,757,901 at September 30,2010 and December 31, 2009.)	204,751,964	191,173,754
Accumulated other comprehensive income	42,776,112	33,050,224
Total Shareholders’ Equity	420,457,138	394,522,604
Non-controlling Interest	513,581	533,136
TOTAL EQUITY	420,970,719	395,055,740
TOTAL LIABILITIES AND EQUITY	$604,137,158	$576,481,765

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2010	2009	2010	2009

Revenues	$91,533,044	$78,818,666	$222,579,024	$196,117,893
Cost of sales	44,250,846	34,687,505	107,219,753	81,942,766
GROSS PROFIT	47,282,198	44,131,161	115,359,271	114,175,127

Selling and marketing expenses	13,931,448	12,245,746	31,413,136	26,853,377
Advertising costs	10,983,946	9,013,087	26,949,663	22,360,380
Research and development costs	4,724,703	945,141	10,754,394	2,504,523
General and administrative expenses	6,989,074	5,730,570	16,913,664	14,147,696
Depreciation and amortization	1,682,058	1,191,422	4,902,005	4,447,564
Total operating expenses	38,311,229	29,125,966	90,932,862	70,313,540

INCOME FROM OPERATIONS	8,970,969	15,005,195	24,426,409	43,861,587

Equity in earnings (loss) from unconsolidated entities	242,183	(563,608)	188,857	(299,072)
Interest expense, net	(1,456,062)	(1,106,805)	(4,393,093)	(4,306,143)
Other expenses, net	(67,548)	(49,165)	(85,340)	(164,103)
INCOME BEFORE INCOME TAXES	7,689,542	13,285,617	20,136,833	39,092,269
Income tax	2,366,398	3,257,771	6,578,178	9,463,093

NET INCOME	5,323,144	10,027,846	13,558,655	29,629,176

Net loss (income) attribute to non-controlling interest	7,679	(651)	19,555	118,866

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	5,330,823	10,027,195	13,578,210	29,748,042

OTHER COMPREHENSIVE INCOME	7,789,385	142,118	9,725,888	655,400

COMPREHENSIVE INCOME	$13,120,208	$10,169,313	$23,304,098	$30,403,442

EARNINGS PER COMMON SHARE
Basic	$0.07	$0.13	$0.18	$0.40
Diluted	$0.07	$0.13	$0.18	$0.39

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	74,934,428	74,636,155	74,765,028	74,592,447
Diluted	75,965,266	88,868,828	75,647,024	88,825,120